As filed with the Securities and Exchange Commission on May 11, 2009

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROOKDALE SENIOR LIVING INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-3068069 (I.R.S. Employer Identification No.)

111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
(615) 221-2250

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

T. Andrew Smith, Esq.
Executive Vice President, General Counsel and Secretary
Brookdale Senior Living Inc.
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
(615) 221-2250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joseph A. Coco, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered(2)(3)	Price per Unit(2)(3)	Offering Price(2)(3)	Fee
Primary Offering:
Common Stock
Preferred Stock
Total Primary Offering			$1,000,000,000	$55,800(5)
Secondary Offering:
Common Stock	60,875,826	$10.75(4)	$654,415,130(4)	$36,517(4)
Total			$1,654,415,130	$92,317

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)	With respect to the primary offering, not required to be included pursuant to Form S-3 General Instruction II.D.

(3)	We are registering an indeterminate aggregate amount of securities of each identified class of securities up to a proposed aggregate offering price of $1,000,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. In addition, up to 60,875,826 shares of our common stock may be offered pursuant to this registration statement by the selling stockholders.

(4)	Pursuant to Rule 457(c) of the rules and regulations under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s common stock traded on New York Stock Exchange on May 6, 2009.

(5)	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2009

PROSPECTUS

BROOKDALE SENIOR LIVING INC.

COMMON STOCK
PREFERRED STOCK

We may offer and sell, from time to time in one or more offerings, any combination of common stock and preferred stock having an aggregate initial offering price not exceeding $1,000,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of offering. The selling stockholders may also offer and sell, from time to time, up to 60,875,826 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by selling stockholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BKD.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $1,000,000,000. In addition, certain of our stockholders may offer from time to time, in one or more offerings, up to 60,875,826 shares of our common stock.

This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholders sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Brookdale,” the “Company,” “we,” “us” and “our” to refer to Brookdale Senior Living Inc. and its direct and indirect subsidiaries, except where it is clear that the term refers only to the parent company.

ii

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Brookdale Senior Living Inc.

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. We offer our residents access to a full continuum of services across the most attractive sectors of the senior living industry. We currently own and operate independent living, assisted living, and dementia care communities and continuing care retirement communities (“CCRCs”).

As of March 31, 2009, we are the largest operator of senior living communities in the United States based on total capacity, with 548 communities in 35 states and the ability to serve approximately 52,000 residents. As of March 31, 2009, we operated in four business segments: retirement centers, assisted living, CCRCs and management services.

As of March 31, 2009, we operated 85 retirement center communities with 15,258 units/beds, 406 assisted living communities with 20,808 units/beds, 35 CCRCs with 11,474 units/beds and 22 communities with 4,348 units/beds where we provide management services for third parties. The majority of our units/beds are located in campus settings or communities containing multiple services, including CCRCs. As of December 31, 2008, our communities were 89.5% occupied. We generate approximately 86.2% of our revenues from private pay customers. For the year ended December 31, 2008, 39.5% of our revenues were generated from owned communities, 60.1% from leased communities and 0.4% from management fees from communities we operate on behalf of third parties.

Our principal executive offices are located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 221-2250. Our website address is www.brookdaleliving.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 11 of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds in the event that the securities are sold by a selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred dividends for the periods indicated:

Three Months Ended
March 31,	Years Ended December 31,

2009	2008	2007	2006	2005	2004

(1)	(1)	(1)	(1)	(1)	(1)

(1)	Earnings for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 were inadequate to cover fixed charges. The coverage deficiencies were $23.0 million, $452.9 million, $257.2 million, $140.6 million, $66.7 million and $5.4 million, respectively.

For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations, before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	any distributed income we receive from less-than-fifty-percent-owned companies; and

•	our fixed charges, excluding capitalized interest, and preferred stock dividend requirements of our consolidated subsidiaries.

“Fixed charges and preferred stock dividends” means the sum of:

•	the interest we pay on borrowed funds;

•	the preferred stock dividend requirements of our consolidated subsidiaries;

•	the amount we amortize for debt discount, premium, and issuance expense;

•	an estimate of the interest within rent expense; and

•	our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consisted of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

As of May 6, 2009, there were outstanding 101,870,646 shares of common stock (excluding unvested restricted shares) and no outstanding shares of preferred stock. All of the currently outstanding shares of common stock are validly issued, fully paid and non-assessable under the Delaware General Corporation Law, or the DGCL.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Pursuant to a Stockholders Agreement, as amended, with Fortress Brookdale Acquisition LLC, FIT-ALT Investor LLC, Fortress Investment Trust II (together the “Fortress Stockholders”) and Health Partners, so long as the Fortress Stockholders, together with their affiliates and permitted transferees, beneficially own (i) more than 50% of the voting power of the Company, FIG Advisors LLC, an affiliate of the Fortress Stockholders (“FIG Advisors”) shall be entitled to designate four directors, or if the board of directors shall be comprised of eight members, five directors, (ii) less than 50% but more than 25% of the voting power of the Company, FIG Advisors shall be entitled to designate three directors, (iii) less than 25% but more than 10% of the voting power of the Company, FIG Advisors shall be entitled to designate two directors, and (iv) less than 10% but more than 5% of the voting power of the Company, FIG Advisors shall be entitled to designate one director. The Stockholders Agreement requires that the Fortress Stockholders vote or cause to be voted all of their voting shares for the directors nominated as described above.

Subject to any preference rights of holders of our preferred stock that the Company may issue in the future, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

The holders of common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be fully paid and non-assessable upon issuance against full payment of the purchase price for such shares.

Our common stock is listed on the New York Stock Exchange under the symbol “BKD.” As of May 8, 2009, the closing price per share of our common stock on the New York Stock Exchange was $12.94, and we had approximately 544 holders of record of our common stock.

Preferred Stock

The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of Brookdale.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without our stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

Certain provisions of our amended and restated certificate of incorporation may make a change in control of Brookdale more difficult to effect. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The current terms of the first, second and third classes will expire in 2011, 2010 and 2009, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our amended and restated by-laws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.” Our amended and restated by-laws also provide that our stockholders are specifically denied the ability to call a special meeting of the stockholders, except that a majority of stockholders may call such meeting if certain Significant Stockholders (as defined in “Corporate Opportunity” below) own at least 50% of the then outstanding shares. Advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with certain of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under Article Eight of our amended and restated certificate of incorporation, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust and Fortress Brookdale Investment Fund LLC, and their respective subsidiaries and affiliates (collectively, the “Significant Stockholders”) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the DGCL.

In the event that any of our directors and officers who is also a director, officer or employee of any of our Significant Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Significant Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The telephone number of American Stock Transfer & Trust Company is (212) 936-5100.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain affiliates of Fortress Investment Group LLC, who we refer to as the “selling stockholders” in this prospectus, of up to 60,875,826 shares of our common stock, of which 60,750,826 shares were acquired in a series of private transactions in 2005 and thereafter and of which 125,000 shares were acquired in our initial public offering. Information about the potential selling stockholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•	enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock on any securities exchange or quotation system; any such listing with respect to any preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Brookdale Senior Living Inc. appearing in Brookdale Senior Living Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 (including the schedule appearing therein) and the effectiveness of Brookdale Senior Living Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, expense levels, the demand for senior housing, acquisition opportunities and asset dispositions; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing communities; the expected project costs for our expansion program; our expected levels of expenditures and reimbursements (and the timing thereof); the anticipated cost and expense associated with the resolution of pending litigation and our expectations regarding the disposition thereof; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined by incorporation by reference herein). Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “predict(s)”, “believe(s)”, “may”, “will”, “would”, “could”, “should”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to, the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt as it matures or replace our amended credit facility when it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize certain of our counterparties’ obligations; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the SEC, press releases and other communications, including those set forth under “Risk Factors” included elsewhere in this prospectus. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Brookdale Senior Living Inc.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009;

•	Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on April 30, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009;

•	Current Report on Form 8-K filed on January 29, 2009; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Brookdale Senior Living Inc., Attn: Secretary
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
(615) 221-2250

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to
be Paid

SEC Registration Fee	$92,317
Accounting Fees and Expenses	$200,000
Legal Fees and Expenses	$200,000
Printing Expenses	$15,000
Miscellaneous Expenses	$25,000

Total	$532,317

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as director, except for breaches of the duty of loyalty, and for acts or omissions in bad faith or involving intentional misconduct or knowing violation of law. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated by-laws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or a subsidiary. However, such indemnification is permitted only if such person acted in good faith, lawfully and not against our best interests. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders.

Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with certain of its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated by-laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 16.	Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits beginning on page II-7 and are incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act:

(i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 11th day of May, 2009.

BROOKDALE SENIOR LIVING INC.

By:	/s/ W.E. Sheriff
Name:     W.E. Sheriff

Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints W.E. Sheriff and T. Andrew Smith, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Wesley R. Edens Wesley R. Edens	Chairman of the Board	May 11, 2009

/s/ W.E. Sheriff W.E. Sheriff	Chief Executive Officer	May 11, 2009

/s/ Mark W. Ohlendorf Mark W. Ohlendorf	Co-President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2009

/s/ Frank M. Bumstead Frank M. Bumstead	Director	May 11, 2009

/s/ Jackie M. Clegg Jackie M. Clegg	Director	May 11, 2009

/s/ Tobia Ippolito Tobia Ippolito	Director	May 11, 2009

Name	Title	Date

/s/ Jeffrey R. Leeds Jeffrey R. Leeds	Director	May 11, 2009

/s/ Mark J. Schulte Mark J. Schulte	Director	May 11, 2009

/s/ James R. Seward James R. Seward	Director	May 11, 2009

/s/ Samuel Waxman Samuel Waxman	Director	May 11, 2009

EXHIBIT INDEX

Exhibit
Number

1.1	Form of Underwriting Agreement.*
2.1	Membership Interest Purchase Agreement, dated June 29, 2005, by and among NW Select LLC, Emeritus Corporation, FIT-ALT Investor LLC and Brookdale Senior Living Inc. (incorporated by reference to Exhibit 2.11 to the Company’s Registration Statement on Form S-1 (No. 333-127372) filed on August 9, 2005).
2.2	Conveyance Agreement, dated as of September 30, 2005, by and among Brookdale Senior Living Inc., Brookdale Living Communities, Inc., BSL Brookdale Merger Inc., BSL CCRC Merger Inc., BSL FEBC Merger Inc., Emeritus Corporation, FEBC-ALT Investors LLC, FIT-ALT Investor LLC, Fortress CCRC Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Fortress Brookdale Acquisition LLC, Health Partners and NW Select LLC (incorporated by reference to Exhibit 2.12 to the Company’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-127372) filed on October 11, 2005).
2.3	Amended and Restated Agreement and Plan of Merger, dated March 30, 2006, by and between BLC Acquisitions, Inc., SALI Merger Sub Inc., and Southern Assisted Living, Inc. (incorporated by reference to Exhibit 2.10 to the Company’s Annual Report on Form 10-K filed on March 31, 2006).
2.4	Stock Purchase Agreement, dated December 30, 2005, by and between Brookdale Living Communities, Inc. and Capstead Mortgage Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 30, 2005).
2.5	Asset Purchase Agreement, dated January 11, 2006, by and between BLC Acquisitions, Inc., as buyer, and Health Care Properties I, LLC, Health Care Properties IV, LLC; Health Care Properties VI, LLC; Health Care Properties VII, LLC; Health Care Properties VIII, LLC; Health Care Properties IX, LLC; Health Care Properties X, LLC; Health Care Properties XI, LLC; Health Care Properties XII, LLC; Health Care Properties XIII, LLC; Health Care Properties XV, Ltd.; Health Care Properties XVI, LLC; Health Care Properties XVII, Ltd.; Health Care Properties XVIII, LLC; Health Care Properties XX, LLC; Health Care Properties XXIII, LLC; Health Care Properties XXIV, LLC; Health Care Properties XXV, LLC; Health Care Properties XXVII, LLC; Cleveland Health Care Investors, LLC; and Wellington SPE, LLC, as sellers (incorporated by reference to Exhibit 2.12 to the Company’s Annual Report on Form 10-K filed on March 31, 2006).
2.6	Asset Purchase Agreement, dated January 12, 2006, by and between AHC Acquisitions, Inc., as buyer, and American Senior Living Limited Partnership; American Senior Living of Fort Walton Beach, FL, LLC; American Senior Living of Jacksonville, LLC; American Senior Living of Jacksonville-SNF, LLC; American Senior Living of Titusville, FL, LLC; ASL Senior Housing, LLC; American Senior Living of Destin, FL, LLC; and American Senior Living of New Port Richey, FL, LLC, as sellers (incorporated by reference to Exhibit 2.13 to the Company’s Annual Report on Form 10-K filed on March 31, 2006).
2.7	Purchase and Sale Agreement, dated February 7, 2006, among PG Santa Monica Senior Housing, LP; PC Tarzana Senior Housing, LP; PG Chino Senior Lousing, LP; The Fairways Senior Housing, LLC; AEW/Careage — Federal Way, LLC; AEW/Careage — Bakersfield, LLC; and AEW/Careage — Bakersfield SNF, LLC, as sellers, and BLC Acquisitions, Inc., as buyer (incorporated by reference to Exhibit 2.14 to the Company’s Annual Report on Form 10-K filed on March 31, 2006).
2.8	Agreement and Plan of Merger, dated as of May 12, 2006, by and among Brookdale Senior Living, Inc., Beta Merger Sub Corporation, and American Retirement Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 12, 2006).
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 20, 2007).
4.1	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-127372) filed on November 7, 2005).
4.2	Specimen Preferred Stock Certificate and Form of Certificate of Designation, Preferences and Rights with respect to any series of Preferred Stock issued hereunder.*

Exhibit
Number

4.3	Stockholders Agreement, dated as of November 28, 2005, by and among Brookdale Senior Living Inc., FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on March 31, 2006).
4.4	Amendment No. 1 to Stockholders Agreement, dated as of July 25, 2006, by and among Brookdale Senior Living Inc., FIT-ALT Investor LLC, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC, FRIT Holdings LLC, and FIT Holdings LLC (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12.1	Statement re Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.